Exhibit 99.1
RELEASE 8:00AM — JULY 23, 2008

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS
RECORD SECOND QUARTER EARNINGS OF $110.7 MILLION
SECOND QUARTER EPS INCREASED 57.1%
DIVIDEND INCREASED TO $0.12 PER SHARE
Paramus, New Jersey, July 23, 2008 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the second quarter of 2008 increased 52.3% to $110.7 million as compared to $72.7 million for the second quarter of 2007. Diluted earnings per share increased 57.1% to $0.22 for the second quarter of 2008 as compared to $0.14 for the second quarter of 2007. For the six months ended June 30, 2008, net income increased 38.6% to $199.4 million as compared to $143.9 million for the same period in 2007. Diluted earnings per share increased 42.9% to $0.40 for the six months ended June 30, 2008 as compared to $0.28 for the same period in 2007. The Board of Directors declared a quarterly cash dividend of $0.12 per share, an increase of 50% since the second quarter of 2007.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer, commented, “Our business model and the current interest rate environment continue to provide Hudson City with record earnings in the most difficult financial and credit markets in decades. Our diluted earnings per share for the second quarter of 2008 increased 57% from the second quarter of 2007. Our earnings growth is due primarily to a steeper yield curve that has allowed us to lower deposit rates while mortgage yields have remained stable. As a result, our net interest margin has increased to 1.97% for the second quarter of 2008 from 1.72% for the first quarter of 2008 and 1.64% for the fourth quarter of 2007. Net income for the second quarter of 2008 increased 52% as compared to the second quarter of 2007 and is more than the net income for the full year of 1999 — the year we completed our first public offering. These results have allowed us to increase our quarterly cash dividend 50% since the second quarter of 2007.”
Mr. Hermance continued, “We continued to grow our balance sheet during the first six months of 2008, increasing our total assets 10.7% to $49.16 billion at June 30, 2008. Our loan portfolio has grown 12.6% since December 31, 2007 to $27.23 billion at June 30, 2008. Mortgage loan applications received through July 21, 2008 have surpassed the application volume for the full calendar year of 2007, which itself was a record year for us. Approximately 49% of these applications are for home purchases and 51% are for the refinancing of mortgages held by other banks. As always, substantially all of our loan production consists of high quality mortgages for owner-occupied residential properties. The average loan-to-value of our 2008 originations is 61%. As always, we do not offer sub-prime loans, negative amortization loans or loans with high loan-to-value ratios without private mortgage insurance. Since we keep all of the loans that we originate in our portfolio, our ability to originate loans is largely unaffected by the turmoil in the secondary mortgage markets. In fact our strong capital and liquidity position allows us to take advantage of a market in turmoil since many of our competitors have liquidity or capital constraints and have reduced their lending operations.”

Mr. Hermance further commented, “While economic conditions and the housing markets have shown further weakening, our asset quality remains strong. Non-performing loans were $116.3 million or 0.43% of total loans at June 30, 2008. While non-performing loans have increased in recent quarters, our strict underwriting guidelines have helped to moderate loan charge-offs which amounted to $694,000 for the second quarter of 2008. In addition, we invest in mortgage-backed securities and debt securities issued by government-sponsored enterprises. We do not, however, own any common or preferred stock issued by FNMA or FreddieMac.”
“We are also proud to have grown deposits by 17.8% for the twelve months ended June 30, 2008. We did this organically and in a declining rate environment. So far this year, we have opened 4 new branches and anticipate opening 4 more in the second half of 2008,” Mr. Hermance added.
Financial highlights for the second quarter of 2008 are as follows:
•	Basic and diluted earnings per common share were $0.23 and $0.22, respectively, for the second quarter of 2008 as compared to $0.14 for both basic and diluted earnings per share for the second quarter of 2007. Basic and diluted earnings per common share were $0.41 and $0.40, respectively for the first six months of 2008 and $0.28 for both basic and diluted earnings per share for the same period in 2007.

•	The Board of Directors declared an increased quarterly cash dividend of $0.12 per common share payable on August 29, 2008 to stockholders of record at the close of business on August 11, 2008.

•	Net income amounted to $110.7 million for the second quarter of 2008, as compared to $72.7 million for the second quarter of 2007. For the six months ended June 30, 2008, net income amounted to $199.4 million as compared to $143.9 million for the same period in 2007.

•	Net interest income increased 47.8% to $233.1 million for the second quarter of 2008 and 35.8% to $426.4 million for the six months ended June 30, 2008.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the second quarter of 2008 were 0.93% and 9.27%, respectively. Our annualized return on average assets and annualized return on average shareholders’ equity for the six months ended June 30, 2008 were 0.86% and 8.44%, respectively.

•	Our net interest rate spread and net interest margin were 1.56% and 1.97%, respectively, for the second quarter of 2008 and 1.42% and 1.85%, respectively, for the first six months of 2008.

•	Our efficiency ratio was 20.52% for the second quarter of 2008 and 22.40% for the first six months of 2008.

•	Net loans increased $3.04 billion to $27.24 billion at June 30, 2008 from $24.20 billion at December 31, 2007.

•	Deposits increased $1.57 billion to $16.72 billion at June 30, 2008 from $15.15 billion at December 31, 2007.

•	Borrowed funds increased $3.34 billion to $27.48 billion at June 30, 2008 from $24.14 billion at December 31, 2007.

Statement of Financial Condition Summary
Total assets increased $4.74 billion, or 10.7%, to $49.16 billion at June 30, 2008 from $44.42 billion at December 31, 2007. The increase in total assets reflected a $3.04 billion increase in loans and a $2.37 billion increase in total mortgage-backed securities, partially offset by an $815.2 million decrease in investment securities.
The increase in loans reflected our focus on the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut, as well as our continued loan purchase activity. For the first six months of 2008, we originated $2.42 billion and purchased $2.17 billion of loans, compared to originations of $1.60 billion and purchases of $2.37 billion for the first six months of 2007. In addition, commitments to originate and purchase loans amounted to $672.1 million and $203.6 million, respectively, at June 30, 2008 as compared to commitments to originate and purchase loans of $405.9 million and $575.8 million at June 30, 2007. While conditions in the residential housing markets have worsened during 2008, our competitive rates and the decreased mortgage lending competition have resulted in increased origination productivity.
The $2.37 billion increase in total mortgage-backed securities reflected purchases of $3.67 billion, which were primarily variable-rate instruments, partially offset by repayments of $1.28 billion.
Total investment securities decreased $815.2 million during the first six months of 2008. Investment securities held to maturity decreased $1.34 billion partially offset by a $521.7 million increase in investment securities available for sale. The decrease was the result of calls of held to maturity and available for sale investment securities of $1.34 billion and $1.35 billion, respectively. The calls were partially offset by purchases of investment securities available for sale of $1.90 billion for the first six months of 2008.
Total liabilities increased $4.64 billion, or 11.7%, to $44.45 billion at June 30, 2008 from $39.81 billion at December 31, 2007. The increase in total liabilities primarily reflected a $3.34 billion increase in borrowed funds and a $1.57 billion increase in deposits. The increase in borrowed funds was the result of $3.71 billion of new borrowings at a weighted-average rate of 3.01%, partially offset by repayments of $366.0 million with a weighted average rate of 3.93%. The new borrowings have final maturities of ten years and initial reprice dates of two to three years. The increase in total deposits reflected a $574.5 million increase in our time deposits, an $849.5 million increase in our money market checking accounts and a $29.3 million increase in our demand accounts.
Total shareholders’ equity increased $98.3 million to $4.71 billion at June 30, 2008 from $4.61 billion at December 31, 2007. The increase was primarily due to net income of $199.4 million for the six months ended June 30, 2008. These increases to shareholders’ equity were partially offset by cash dividends paid to common shareholders of $96.7 million and repurchases of 224,262 shares of our outstanding common stock in January 2008 at an aggregate cost of $3.6 million. At June 30, 2008, our shareholders’ equity to asset ratio was 9.58% and our tangible book value per share was $9.40.
The accumulated other comprehensive loss of $10.2 million at June 30, 2008 includes a $7.0 million after-tax net unrealized loss on securities available for sale ($12.0 million pre-tax). We invest primarily in mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as other securities issued by U.S. government-sponsored enterprises. We do not purchase unrated or private label mortgage-backed securities or other higher risk securities such as those backed by sub-prime loans. In addition, we do not own any common or preferred stock issued by Fannie Mae or Freddie Mac. The unrealized loss in the available for sale portfolio at June 30, 2008 was caused by increases in market yields subsequent to purchase and is not attributable to credit quality concerns. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. Because the Company has the intent and the ability to hold securities with unrealized losses until a market price recovery (which, for debt securities may be until maturity), the Company did not consider these securities to be other-than-temporarily impaired at June 30, 2008.
Statement of Income Summary
The Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) decreased the overnight lending rate by 225 basis points to 2.00% during the first six months of 2008. The large decrease in the overnight lending rate was in response to the continued liquidity crisis in the credit markets and recessionary concerns. As a result, short-term market interest rates continued to decrease during the first half of 2008. Longer-term market interest rates also decreased during the first six months of 2008, but at a slower pace than the short-term interest rates and, as a result, the yield curve continued to steepen. The sharp decline of short-term interest rates during the first six months resulted in lower deposit costs. As a result, our net interest rate spread and net interest margin increased from both the second quarter and first six months of 2007.
Net interest income increased $75.4 million, or 47.8%, to $233.1 million for the second quarter of 2008 as compared to $157.7 million for the second quarter of 2007. Net interest income increased $112.3 million, or 35.8%, to $426.4 million for the six months ended June 30, 2008 compared to $314.1 million for the corresponding period in 2007. During the second quarter of 2008, our net interest rate spread increased 46 basis points to 1.56% and our net interest margin increased 32 basis points to 1.97% as compared to the second quarter of 2007. During the first six months of 2008, our net interest rate spread increased 32 basis points to 1.42% and our net interest margin increased 18 basis points to 1.85% as compared to the same period in 2007. For the month of June 2008, our net interest margin was 2.06%.
Total interest and dividend income for the three months ended June 30, 2008 increased $135.2 million, or 26.4%, to $646.7 million as compared to $511.5 million for the three months ended June 30, 2007. The increase in total interest and dividend income was primarily due to a $9.03 billion, or 23.8%, increase in the average balance of total interest-earning assets to $46.95 billion for the second quarter of 2008 as compared to $37.92 billion for the second quarter of 2007. The increase in interest and dividend income was also partially due to an increase of 11 basis points in the annualized weighted-average yield on total interest-earning assets to 5.51% for the three month period ended June 30, 2008 from 5.40% for the comparable period in 2007.
Total interest and dividend income for the six months ended June 30, 2008 increased $268.8 million, or 27.1%, to $1.26 billion as compared to $991.1 million for the six months ended June 30, 2007. The increase in total interest and dividend income was primarily due to an $8.80 billion, or 23.9%, increase in the average balance of total interest-earning assets to $45.67 billion for the six months ended June 30, 2008 as compared to $36.87 billion for the corresponding period in 2007. The increase in interest and dividend income was also partially due to an increase of 14 basis points in the annualized weighted-average yield on total interest-earning assets to 5.52% for the six months ended June 30, 2008 from 5.38% for the comparable period in 2007.
Interest and fees on mortgage loans increased $79.3 million to $369.1 million for the second quarter of 2008 as compared to $289.8 million for the same period in 2007 primarily due to a $5.27 billion increase in the average balance of first mortgage loans, which reflected our continued emphasis on the growth of our mortgage loan portfolio. The increase in mortgage loan income was also due to a seven basis point increase in the weighted-average yield to 5.74%. Notwithstanding the decrease in long-term market interest rates noted above, mortgage rates have maintained a wider credit spread resulting in higher yields on mortgage loans relative to U.S. Treasury securities.
For the six months ended June 30, 2008, interest and fees on mortgage loans increased $155.9 million to $715.4 million as compared to $559.5 million for the six months ended June 30, 2007 primarily due to a $5.15 billion increase in the average balance of first mortgage loans. The increase in interest income on mortgage loans was also due to an eight basis point increase in the weighted-average yield to 5.75%.
Interest on mortgage-backed securities increased $76.2 million to $212.6 million for the second quarter of 2008 as compared to $136.4 million for the second quarter of 2007. This increase was due primarily to a $5.63 billion increase in the average balance of mortgage-backed securities during the second quarter of 2008 as compared to the second quarter of 2007, and a 10 basis point increase in the weighted-average yield to 5.21%.
Interest on mortgage-backed securities increased $146.7 million to $406.9 million for the six months ended June 30, 2008 as compared to $260.2 million for the six months ended June 30, 2007. This increase was due primarily to a $5.26 billion increase in the average balance of mortgage-backed securities during the first six months of 2008 as compared to the first six months of 2007, and a 17 basis point increase in the weighted-average yield to 5.25%.
The increases in the average balances of mortgage-backed securities were due to purchases of variable-rate mortgage-backed securities as part of our interest rate risk management strategy. Since our primary lending activities are the origination and purchase of fixed rate mortgage loans, the purchase of variable-rate mortgage-backed securities provides us with an asset that reduces our exposure to interest rate fluctuations while providing a source of cash flow from monthly principal and interest payments. The increase in the weighted average yields on mortgage-backed securities is a result of the purchase of new securities at higher rates than the existing portfolio.
Total interest expense for the three months ended June 30, 2008 increased $59.7 million, or 16.9%, to $413.5 million as compared to $353.8 million for the three months ended June 30, 2007. This increase was primarily due to a $9.13 billion, or 27.7%, increase in the average balance of total interest-bearing liabilities to $42.13 billion for the quarter ended June 30, 2008 compared with $33.00 billion for the second quarter of 2007. This increase in interest-bearing liabilities was primarily used to fund asset growth. The increase in the average balance of total interest-bearing liabilities was partially offset by a 35 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.95% for the quarter ended June 30, 2008 compared with 4.30% for the quarter ended June 30, 2007.
Total interest expense for the six months ended June 30, 2008 increased $156.5 million, or 23.1%, to $833.5 million as compared to $677.0 million for the six months ended June 30, 2007. This increase was primarily due to a $9.01 billion, or 28.3%, increase in the average balance of total interest-bearing liabilities to $40.90 billion for the six months ended June 30, 2008 compared with $31.89 billion for the corresponding period in 2007. The increase in average balance of total interest-bearing liabilities was partially offset by an 18 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 4.10% for the six months ended June 30, 2008 compared with 4.28% for the six months ended June 30, 2007.
The decrease in the average cost of interest-bearing liabilities for the three- and six-month periods in 2008 reflected the decrease in market interest rates during the first quarter of 2008.

Interest expense on deposits decreased $5.0 million to $141.4 million for the second quarter of 2008 as compared to $146.4 million for the second quarter of 2007. This decrease is due primarily to a 79 basis point decrease in the average cost of deposits to 3.58% for the 2008 quarter as compared to 4.37% for the 2007 quarter. This decrease was partially offset by a $2.47 billion increase in the average balance of interest-bearing deposits to $15.90 billion during the second quarter of 2008 quarter as compared to $13.43 billion for the comparable period in 2007.
For the six months ended June 30, 2008, interest expense on deposits increased $11.0 million to $299.4 million as compared to $288.4 million for the six months ended June 30, 2007. This increase is due primarily to a $2.12 billion increase in the average balance of interest-bearing deposits to $15.42 billion during the second quarter of 2008 quarter as compared to $13.30 billion for the comparable period in 2007. This increase was partially offset by 46 basis point decrease in the average cost of deposits to 3.91% for the six months ended June 30, 2008 as compared to 4.37% for the comparable period in 2007.
The increases in the average balance of interest-bearing deposits reflect our growth strategy. The decrease in the average cost of deposits for the three- and six-month periods reflected lower market interest rates.
Interest expense on borrowed funds increased $64.7 million to $272.1 million for the second quarter of 2008 as compared to $207.4 million for the second quarter of 2007 primarily due to a $6.66 billion increase in the average balance of borrowed funds. The weighted average cost of borrowed funds decreased 8 basis points to 4.17% for the second quarter of 2008 as compared to 4.25% for the second quarter of 2007.
Interest expense on borrowed funds increased $145.5 million to $534.1 million for the six months ended June 30, 2008 as compared to $388.6 million for the six months ended June 30, 2007 primarily due to a $6.89 billion increase in the average balance of borrowed funds. The weighted average cost of borrowed funds remained unchanged at 4.22% for the six months ended June 30, 2008.
Borrowed funds were primarily used to fund the growth in interest-earning assets. The decrease in the average cost of borrowed funds reflected new borrowings with a lower interest rate than existing borrowings and borrowings that were called.
The provision for loan losses amounted to $3.0 million for the quarter ended June 30, 2008 as compared to $500,000 for the quarter ended June 30, 2007 and amounted to $5.5 million for the six months ended June 30, 2008 as compared to $800,000 for the six months ended June 30, 2007. The provision for loan losses was $4.8 million for the full calendar year ended December 31, 2007. The increase in the provision for loan losses was due primarily to an increase in non-performing loans and growth in the loan portfolio. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $116.3 million at June 30, 2008 and $79.4 million at December 31, 2007. The ratio of non-performing loans to total loans was 0.43% at June 30, 2008 compared with 0.33% at December 31, 2007. The allowance for loan losses amounted to $39.1 million and $34.7 million at June 30, 2008 and December 31, 2007 respectively. The allowance for loan losses as a percent of total loans and non-performing loans was 0.14% and 33.6%, respectively at June 30, 2008 as compared to 0.14% and 43.75%, respectively at December 31, 2007. We recorded net charge-offs of $694,000 for the three months ended June 30, 2008 as compared to net charge-offs of $36,000 for the same period in 2007. For the six months ended June 30, 2008, net charge-offs amounted to $1.2 million as compared to net recoveries of $31,000 for the same period in 2007. The increase in charge-offs was related to non-performing residential mortgage loans for which appraised values indicated declines in the value of the underlying collateral.

Total non-interest income was $2.1 million for the second quarter of 2008 compared with $1.8 million for the second quarter of 2007. Total non-interest income for the six months ended June 30, 2008 was $4.3 million compared with $3.4 million for the comparable period in 2007. The increase in non-interest income is primarily due to an increase in service charges on deposits as a result of deposit account growth.
Total non-interest expense increased $7.4 million, or 18.1%, to $48.3 million for the second quarter of 2008 from $40.9 million for the second quarter of 2007. The increase is primarily due to a $5.5 million increase in compensation and employee benefits expense, a $1.6 million increase in other non-interest expense and a $300,000 increase in net occupancy expense. The increase in compensation and employee benefits expense reflected a $3.1 million increase in expense related to our employee stock ownership plan primarily as a result of increases in our stock price and a $1.3 million increase in compensation costs. Included in other non-interest expense for the second quarter of 2008 were write-downs on foreclosed real estate of $430,000 (none in 2007).
Total non-interest expense for the six months ended June 30, 2008 was $96.4 million compared with $82.0 million during the corresponding 2007 period. The increase is primarily due to an $11.2 million increase in compensation and employee benefits expense and a $2.6 million increase in other non-interest expense. The increase in compensation and employee benefits expense reflected a $6.7 million increase in expense related to our employee stock ownership plan primarily as a result of increases in our stock price and a $2.9 million increase in compensation costs. The increase in compensation costs was due primarily to normal salary increases and increased staffing related to our branch expansion strategy. Included in other non-interest expense for the six months ended June 30, 2008 were write-downs on foreclosed real estate of $514,000 (none in 2007).
Our efficiency ratio was 20.52% for the three months ended June 30, 2008 as compared to 25.62% for the three months ended June 30, 2007. Our ratio of non-interest expense to average total assets for the second quarter of 2008 was 0.41% as compared to 0.42% for the second quarter of 2007. Our efficiency ratio for the six months ended June 30, 2008 was 22.40% compared with 25.82% for the corresponding 2007 period. Our ratio of non-interest expense to average total assets for the six months ended June 30, 2008 was 0.42% compared with 0.44% for the corresponding period in 2007.
Income tax expense amounted to $73.2 million for the three months ended June 30, 2008 compared with $45.5 million for the corresponding period in 2007. Our effective tax rate for the three months ended June 30, 2008 was 39.82% compared with 38.48% for the corresponding period in 2007. Income tax expense for the six months ended June 30, 2008 was $129.5 million compared with $90.8 million for the corresponding 2007 period. Our effective tax rate for the six months ended June 30, 2008 was 39.38% compared with 38.69% for the six months ended June 30, 2007.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top fifty U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 123 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW
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Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2008	2007
(In thousands except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$128,629	$111,245
Federal funds sold	56,957	106,299

Total cash and cash equivalents	185,586	217,544
Securities available for sale:
Mortgage-backed securities	7,600,182	5,005,409
Investment securities	3,287,143	2,765,491
Securities held to maturity:
Mortgage-backed securities	9,336,644	9,565,526
Investment securities	71,695	1,408,501

Total securities	20,295,664	18,744,927
Loans	27,229,771	24,192,281
Deferred loan costs	48,808	40,598
Allowance for loan losses	(39,078)	(34,741)

Net loans	27,239,501	24,198,138
Federal Home Loan Bank of New York stock	809,320	695,351
Foreclosed real estate, net	8,151	4,055
Accrued interest receivable	277,664	245,113
Banking premises and equipment, net	74,276	75,094
Goodwill	152,109	152,109
Other assets	119,715	91,640

Total Assets	$49,161,986	$44,423,971

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$16,088,244	$14,635,412
Noninterest-bearing	631,101	517,970

Total deposits	16,719,345	15,153,382
Repurchase agreements	13,550,000	12,016,000
Federal Home Loan Bank of New York advances	13,925,000	12,125,000

Total borrowed funds	27,475,000	24,141,000
Due to brokers	12,889	281,853
Accrued expenses and other liabilities	245,158	236,429

Total liabilities	44,452,392	39,812,664

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 519,478,371and 518,569,602 shares outstanding at June 30, 2008 and December 31, 2007	7,415	7,415
Additional paid-in capital	4,597,370	4,578,578
Retained earnings	2,099,941	2,002,049
Treasury stock, at cost; 221,988,184 and 222,896,953 shares at June 30, 2008 and December 31, 2007	(1,765,696)	(1,771,106)
Unallocated common stock held by the employee stock ownership plan	(219,247)	(222,251)
Accumulated other comprehensive (loss) income, net of tax	(10,189)	16,622

Total shareholders’ equity	4,709,594	4,611,307

Total Liabilities and Shareholders’ Equity	$49,161,986	$44,423,971

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$369,096	$289,772	$715,373	$559,454
Consumer and other loans	6,877	7,078	13,733	13,970
Mortgage-backed securities held to maturity	123,619	109,563	248,464	205,080
Mortgage-backed securities available for sale	88,952	26,805	158,462	55,096
Investment securities held to maturity	944	18,630	11,890	37,243
Investment securities available for sale	41,974	48,351	80,529	99,186
Dividends on Federal Home Loan Bank of New York stock	13,993	8,747	28,219	16,219
Federal funds sold	1,205	2,548	3,278	4,893

Total interest and dividend income	646,660	511,494	1,259,948	991,141

Interest Expense:
Deposits	141,399	146,432	299,415	288,395
Borrowed funds	272,129	207,404	534,086	388,634

Total interest expense	413,528	353,836	833,501	677,029

Net interest income	233,132	157,658	426,447	314,112
Provision for Loan Losses	3,000	500	5,500	800

Net interest income after provision for loan losses	230,132	157,158	420,947	313,312

Non-Interest Income:

Service charges and other income	2,088	1,823	4,309	3,373

Non-Interest Expense:
Compensation and employee benefits	31,299	25,812	62,844	51,560
Net occupancy expense	7,433	7,070	14,804	14,279
Federal deposit insurance assessment	423	447	839	888
Computer and related services	748	715	1,387	1,381
Other expense	8,374	6,823	16,515	13,856

Total non-interest expense	48,277	40,867	96,389	81,964

Income before income tax expense	183,943	118,114	328,867	234,721
Income Tax Expense	73,240	45,450	129,495	90,814

Net income	$110,703	$72,664	$199,372	$143,907

Basic Earnings Per Share	$0.23	$0.14	$0.41	$0.28

Diluted Earnings Per Share	$0.22	$0.14	$0.40	$0.28

Weighted Average Number of Common Shares Outstanding:
Basic	483,885,720	504,902,448	483,491,345	511,622,385
Diluted	496,078,754	514,998,167	495,362,864	522,157,901

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended June 30,
	2008				2007
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$25,708,148	$369,096	5.74%		$20,437,687	$289,772	5.67%
Consumer and other loans	426,390	6,877	6.45		428,474	7,078	6.61
Federal funds sold	244,780	1,205	1.98		195,085	2,548	5.24
Mortgage-backed securities at amortized cost	16,308,532	212,571	5.21		10,673,572	136,368	5.11
Federal Home Loan Bank stock	774,089	13,993	7.23		567,694	8,747	6.16
Investment securities, at amortized cost	3,488,540	42,918	4.92		5,615,664	66,981	4.77

Total interest-earning assets	46,950,479	646,660	5.51		37,918,176	511,494	5.40

Noninterest-earnings assets	817,708				607,385

Total Assets	$47,768,187				$38,525,561

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$736,421	1,382	0.75		$790,499	1,639	0.83
Interest-bearing transaction accounts	1,595,180	11,788	2.97		1,878,714	15,799	3.37
Money market accounts	2,146,642	16,570	3.10		1,019,661	9,836	3.87
Time deposits	11,417,332	111,659	3.93		9,736,187	119,158	4.91

Total interest-bearing deposits	15,895,575	141,399	3.58		13,425,061	146,432	4.37

Repurchase agreements	12,884,615	134,454	4.20		9,383,033	98,186	4.20
Federal Home Loan Bank of New York advances	13,345,879	137,675	4.15		10,191,209	109,218	4.30

Total borrowed funds	26,230,494	272,129	4.17		19,574,242	207,404	4.25

Total interest-bearing liabilities	42,126,069	413,528	3.95		32,999,303	353,836	4.30

Noninterest-bearing liabilities:
Noninterest-bearing deposits	588,089				527,819
Other noninterest-bearing liabilities	276,299				205,159

Total noninterest-bearing liabilities	864,388				732,978

Total liabilities	42,990,457				33,732,281
Shareholders’ equity	4,777,730				4,793,280

Total Liabilities and Shareholders’ Equity	$47,768,187				$38,525,561

Net interest income/net interest rate spread (2)		$233,132	1.56			$157,658	1.10

Net interest-earning assets/net interest margin (3)	$4,824,410		1.97%		$4,918,873		1.65%

Ratio of interest-earning assets to interest-bearing liabilities			1.11	x			1.15	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Six Months Ended June 30,
	2008				2007
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$24,883,976	$715,373	5.75%		$19,731,035	$559,454	5.67%
Consumer and other loans	430,984	13,733	6.37		426,018	13,970	6.56
Federal funds sold	261,000	3,278	2.53		187,396	4,893	5.27
Mortgage-backed securities at amortized cost	15,503,898	406,926	5.25		10,239,739	260,176	5.08
Federal Home Loan Bank stock	747,960	28,219	7.55		520,601	16,219	6.23
Investment securities, at amortized cost	3,837,728	92,419	4.82		5,764,587	136,429	4.73

Total interest-earning assets	45,665,546	1,259,948	5.52		36,869,376	991,141	5.38

Noninterest-earnings assets	783,080				596,273

Total Assets	$46,448,626				$37,465,649

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$734,107	2,754	0.75		$794,209	3,468	0.88
Interest-bearing transaction accounts	1,580,337	24,689	3.14		1,945,341	32,516	3.37
Money market accounts	1,915,999	32,465	3.41		977,515	17,992	3.71
Time deposits	11,186,331	239,507	4.31		9,584,729	234,419	4.93

Total interest-bearing deposits	15,416,774	299,415	3.91		13,301,794	288,395	4.37

Repurchase agreements	12,448,055	262,861	4.25		9,153,243	187,617	4.13
Federal Home Loan Bank of New York advances	13,032,868	271,225	4.19		9,436,740	201,017	4.30

Total borrowed funds	25,480,923	534,086	4.22		18,589,983	388,634	4.22

Total interest-bearing liabilities	40,897,697	833,501	4.10		31,891,777	677,029	4.28

Noninterest-bearing liabilities:
Noninterest-bearing deposits	549,223				507,294
Other noninterest-bearing liabilities	278,675				213,065

Total noninterest-bearing liabilities	827,898				720,359

Total liabilities	41,725,595				32,612,136
Shareholders’ equity	4,723,031				4,853,513

Total Liabilities and Shareholders’ Equity	$46,448,626				$37,465,649

Net interest income/net interest rate spread (2)		$426,447	1.42			$314,112	1.10

Net interest-earning assets/net interest margin (3)	$4,767,849		1.85%		$4,977,599		1.67%

Ratio of interest-earning assets to interest-bearing liabilities			1.12	x			1.16	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	June 30, 2008	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007
	(Dollars in thousands, except per share data)
Net interest income	$233,132	$193,315	$170,855	$162,216	$157,658
Provision for loan losses	3,000	2,500	2,000	2,000	500
Non-interest income	2,088	2,221	1,851	2,049	1,823
Non-interest expense:
Compensation and employee benefits	31,299	31,545	28,516	26,554	25,812
Other non-interest expense	16,978	16,567	16,245	14,634	15,055

Total non-interest expense	48,277	48,112	44,761	41,188	40,867

Income before income tax expense	183,943	144,924	125,945	121,077	118,114
Income tax expense	73,240	56,255	48,437	46,634	45,450

Net income	$110,703	$88,669	$77,508	$74,443	$72,664

Total assets	$49,161,986	$46,770,250	$44,423,971	$42,316,794	$39,691,435
Loans, net	27,239,501	24,900,281	24,198,138	23,031,415	21,888,126
Mortgage-backed securities
Available for sale	7,600,182	6,727,124	5,005,409	2,683,594	2,071,133
Held to maturity	9,336,644	9,676,864	9,565,526	9,837,898	9,028,614
Other securities
Available for sale	3,287,143	3,717,331	2,765,491	3,663,715	3,782,151
Held to maturity	71,695	121,715	1,408,501	1,533,982	1,533,978
Deposits	16,719,345	16,077,113	15,153,382	14,625,726	14,190,510
Borrowings	27,475,000	25,225,000	24,141,000	22,891,000	20,666,000
Shareholders’ equity	4,709,594	4,710,089	4,611,307	4,589,510	4,653,147

Performance Data:
Return on average assets (1)	0.93%	0.79%	0.72%	0.73%	0.75%
Return on average equity (1)	9.27%	7.60%	6.73%	6.41%	6.06%
Net interest rate spread (1)	1.56	1.27	1.16	1.14	1.10
Net interest margin (1)	1.97%	1.72%	1.64%	1.65%	1.65%
Non-interest expense to average assets (1)	0.41%	0.43%	0.41%	0.40%	0.42%
Efficiency ratio (2)	20.52%	24.66%	25.92%	25.07%	25.62%
Dividend payout ratio	50.00%	50.00%	53.13%	56.67%	57.14%
Per Common Share Data:
Basic earnings per common share	$0.23	$0.18	$0.16	$0.15	$0.14
Diluted earnings per common share	$0.22	$0.18	$0.16	$0.15	$0.14
Book value per share (3)	$9.73	$9.75	$9.55	$9.44	$9.39
Tangible book value per share (3)	$9.40	$9.41	$9.22	$9.10	$9.06
Dividends per share	$0.110	$0.090	$0.085	$0.085	$0.080

Capital Ratios:
Equity to total assets (consolidated)	9.58%	10.07%	10.38%	10.85%	11.72%
Tier 1 leverage capital (Bank)	8.41%	8.85%	9.16%	9.59%	10.18%
Total risk-based capital	22.56%	24.07%	24.83%	25.99%	27.50%

Other Data:
Full-time equivalent employees	1,391	1,355	1,307	1,321	1,298
Number of branch offices	121	119	119	118	115

Asset Quality Data:
Total non-performing loans	$116,315	$102,256	$79,402	$58,792	$38,452
Number of non-performing loans	328	283	234	192	135
Total number of loans	79,929	76,447	75,857	73,682	69,538
Total non-performing assets	$124,466	$107,146	$83,457	$62,197	$42,151
Non-performing loans to total loans	0.43%	0.41%	0.33%	0.26%	0.18%
Non-performing assets to total assets	0.25%	0.23%	0.19%	0.15%	0.11%
Allowance for loan losses	$39,078	$36,772	$34,741	$32,850	$31,457
Allowance for loan losses to non-performing loans	33.60%	35.96%	43.75%	55.87%	81.81%
Allowance for loan losses to total loans	0.14%	0.15%	0.14%	0.14%	0.14%
Provision for loan losses	$3,000	$2,500	$2,000	$2,000	$500
Net charge-offs	$694	$469	$109	$606	$36

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

June 30,
(In thousands, except share and per share amounts)	2008
Shareholders’ equity	$4,709,594
Goodwill and other intangible assets	(161,214)

Tangible Shareholders’ equity	$4,548,380

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(221,988,184)

Shares outstanding	519,478,371
Unallocated ESOP shares	(35,119,737)
Unvested RRP shares	(196,377)
Shares in trust	(52,419)

Book value shares	484,109,838

Book value per share	$9.73

Tangible book value per share	$9.40

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